Exhibit 99.1

October 21, 2020

Liberty Media Corporation Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will be holding its annual Investor Meeting on Thursday, November 19, 2020 with presentations beginning at approximately 9:00am M.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the Liberty Media website and at https://meetingtomorrow.com/event/2020libertyinvestormeeting/. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

After the presentations, John Malone, Chairman of Liberty Media, and Greg Maffei, President and Chief Executive Officer of Liberty Media, will host a Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. M.S.T. on Friday, November 13, 2020.

An archive of the webcast of the Investor Meeting will also be available on http://libertymedia.com/events for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Liberty Media
o	Sirius XM Holdings Inc.
o	Formula 1
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
●	Liberty TripAdvisor Holdings, Inc.
o	Tripadvisor, Inc.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation